                                                                      Exhibit 13


              Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the captions "Supplemental Information-Selected Per Unit Data and Ratios" and "Independent Auditors" in the Post-Effective Amendment No. 48 to the Registration Statement (Form N-3 No. 2-26342) and related Prospectus and Statement of Additional Information appearing therein and pertaining to the Lincoln National Variable Annuity Fund A (Individual) and to the use therein of our reports dated (a) February 1, 1999, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) February 9, 1999, with respect to the financial statements of Lincoln National Variable Annuity Fund A.



Fort Wayne, Indiana
April 23, 1999